Exhibit 99.1

Council Bluffs, Iowa ----- On July 22, 2016, Southwest Iowa Renewable Energy, LLC (“SIRE” or the "Company") announced the following:

On July 15, 2016, the SIRE Board of Directors declared a distribution of $250 per unit to its members.  The distributions are expected to be paid on or around August 15, 2016 to members of record on July 15, 2016.  Based on the current number of units outstanding, the aggregate payment will be approximately $3.3 million.

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392